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                                                                    Exhibit 99.1


                                  For: G-III Apparel Group, Ltd.



                                       CONTACT: INVESTOR RELATIONS

                                       James Palczynski
                                       (203) 222-9013

                                       G-III Apparel Group, Ltd.
                                       Wayne S. Miller, Chief Financial Officer
                                       (212) 403-0500



     G-III APPAREL GROUP, LTD. ANNOUNCES FIRST QUARTER FISCAL 2004 RESULTS

                --Net Sales Increase by 47.4 % to $18.7 Million--

            --Gross Profit Percentage Increases to 23.3% From 7.1%--

                 --NET LOSS DECREASES BY 37.0% TO $2.6 MILLION--


     New York, New York - May 29, 2003 -- G-III Apparel Group, Ltd. (Nasdaq:
GIII) today announced operating results for first quarter of fiscal 2004.

     For the three-month period ended April 30, 2003, G-III reported net sales of $18.7 million and a net loss of $2.6 million, or $0.38 per share, compared to net sales of $12.7 million and a net loss of $4.2 million, or $0.62 per share, during the comparable period last year.

     Morris Goldfarb, G-III's Chief Executive Officer, said, "We are pleased that we have begun the new fiscal year at a strong pace for what is traditionally our weakest quarter of the year. Our sports apparel business continues to expand both in product depth and management expertise. We have added quality personnel in design, sourcing, sales and customer service to support its continued growing retail distribution."

     The Company noted that the growth in revenue and improvement in gross profit percentage were primarily the result of increased shipments of sports apparel, the absence of losses incurred in last year's quarter relating to the Indonesian facility that was closed by the Company in the fourth quarter of fiscal 2003 and a reduction in clearance activity compared to the prior year's quarter. Additionally, due to the closing of the Company's manufacturing

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facility in Indonesia and related transition to additional third-party manufacturing, the Company benefited from a reduced need for raw material and work in process inventories, resulting in a decrease in overall inventories to $31.2 million as of April 30, 2003 from $40.5 million as of April 30, 2002. The
Company expects that results of operations for the balance of the fiscal year will be favorably impacted by the elimination of the losses associated with operating the Indonesian facility.

     Mr. Goldfarb continued, "We are excited about the year ahead. While it remains somewhat early to forecast our earnings for the full fiscal year, we anticipate a good fall season. G-III is becoming a stronger, more flexible company. We believe we have an excellent opportunity to take our business to higher levels of profitability and we look forward to capitalizing on the opportunities ahead of us."

     For the second quarter ending July 31, 2003, the Company is forecasting net sales of approximately $44.0 million and diluted earnings per share between $0.10 and $0.12. In last year's second quarter, net sales were $40.0 million and diluted earnings per share were $0.08.


ABOUT G-III APPAREL GROUP, LTD.

     G-III Apparel Group, Ltd. is a leading manufacturer and distributor of leather and non-leather outerwear and apparel under our own labels, licensed labels and private labels. Company-owned labels include, among others, Black
Rivet, Colebrook and Siena Studio. The Company has fashion licenses with Kenneth
Cole, Nine West, Timberland, Cole Haan, Jones Apparel, Sean John, Bill Blass and
James Dean and sports licensing agreements with the National Football League, National Hockey League, National Basketball Association, Major League Baseball and more than 50 universities nationwide.

     Statements concerning the Company's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors include, but are not limited to, reliance on foreign manufacturers, the nature of the apparel industry, including changing customer demand and tastes, reliance on licensed product, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.



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                   G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
                                  (NASDAQ:GIII)
                    CONSOLIDATED STATEMENTS OF OPERATIONS AND
                           SELECTED BALANCE SHEET DATA

               (in thousands, except share and per share amounts)
                                   (Unaudited)

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
                                                      First Quarter Ended April 30,
                                                      -----------------------------
                                                                (Unaudited)

                                                           2003           2002
                                                        ----------      -------
Net sales                                              $    18,712    $    12,691

Cost of sales                                               14,358         11,788
                                                       -----------    -----------

Gross profit                                                 4,354            903

Selling, general and administrative expenses                 8,759          7,514
                                                       -----------    -----------

Operating loss                                              (4,405)        (6,611)

Interest and financing charges, net                             48            125
                                                       -----------    -----------

Loss before income taxes                                    (4,453)        (6,736)

Income tax benefit                                          (1,826)        (2,567)
                                                       -----------    -----------

Net loss                                               $    (2,627)   $    (4,169)
                                                       ===========    ===========

Net loss per common share:

   Basic and Diluted                                   $     (0.38)   $     (0.62)
                                                       ===========    ===========

Weighted average number of common shares outstanding     6,875,830      6,702,370


BALANCE SHEET DATA:

    Working Capital                                    $    44,687    $    42,176
    Cash                                                     3,537            339
    Inventory                                               31,201         40,497
    Total Assets                                            65,659         69,235

    Outstanding Borrowings                                     770          3,304

    Total Shareholders' Equity                         $    53,142    $    50,656